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Exhibit 10.8

                              SEPARATION AGREEMENT

This Agreement is made this 15th day of November 2001 between BALANCED CARE CORPORATION, a Delaware corporation with its principal office at 1215 Manor Drive, Mechanicsburg, PA 17055 (the "Company") and BRAD E. HOLLINGER, an individual residing at 2850 Ford Farm Road, Mechanicsburg, PA 17055 (the "Employee").

                                WITNESSTH

WHEREAS, the Company and Employee have agreed upon the terms and conditions of Employee's resignation from the Company as more specifically set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Resignation. Employee agrees to resign his position as CEO and Chairman of Balanced Care Corporation and from any other offices and directorships that he holds with the Company or any affiliate or subsidiary thereof, all effective upon the close of business on Monday, November 19, 2001. Employee shall execute and deliver the resignation attached hereto as Schedule 1 and the release attached hereto as Schedule 2 at the same time as the execution and delivery of this agreement.

2. Cash Payment. The Company shall pay Employee the sum of $450,000 in immediately available funds (the "Cash Payment"), on or before Friday, November 23, 2001. The Company confirms that wiring instructions have been given to effect this payment.

3. Second Cash Payment. Upon the earlier of twelve (12) months from the date of this Agreement or the Company's completion of a "Successful Restructuring", Company shall pay Employee the sum of $100,000 in immediately available funds (the "Second Cash Payment"). For purposes of this paragraph, a "Successful Restructuring" means: (i) the achievement by Company of discounts or reductions negotiated with the lenders and landlords of the Company; and/or, (ii) the raising by Company of equity capital in the Company; provided such
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discounts, reductions and/or equity capital are sufficient, in the aggregate, to enable the Company to meet all of its obligations and liabilities throughout the twenty-four (24) month period commencing on August 30, 2001.

4. Entire Agreement. This writing supersedes in their entirety all agreements, written or oral or in any other form, entered into prior to the date hereof, including, without limitation, the Employment Agreement dated as of January 31,2001, as amended by that certain First Amendment to Employment Agreement dated as of August 30, 2001, provided, however, that Employee shall be entitled to (i) receive a separate lump sum payment equal to the dollar value of his accrued but unused vacation days as of November 19, 2001 for the Fiscal 2002 period and to receipt of his regularly scheduled salary paycheck for the period up to and including November 19, 2001 (both of which payments shall be made on the first regularly scheduled Company payroll date following the date of Employee's resignation),(ii) elect continued medical and/or dental coverage under COBRA at Employee's expense and (iii) retain vested rights Employee has under that certain February 19, 2001 Directors Stock Option Award Agreement (Non-Plan Grant) as detailed on Schedule 3 attached hereto and, additionally, all outstanding stock options granted to Employee under the Company's 1996 Stock Option Incentive Plan, as such Plan may be amended from time to time (the "Plan") and as detailed on Schedule 3 attached hereto shall immediately become vested and shall be exercisable in accordance with the provisions of the Plan. Subject to the foregoing, all Employee's salary, benefits, vacation accrual, perquisites and other compensation from Company and its affiliates and subsidiaries shall terminate effective upon the date hereof. This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof and Employee and Company shall have no further duties or obligations to each other except as set forth in this writing, and it may not be altered or amended except by agreement in writing.

4A. Tax. Employee acknowledges and agrees that he is responsible for all tax liabilities resulting from his receipt of monies or benefits pursuant to or in connection with this Agreement and hereby indemnifies Company from any claims in respect thereof.

5. Assignment. This Agreement shall not be assignable or transferable and Employee's rights to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by his will or by the laws of descent or distribution by
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Employee; and this Agreement shall be assignable by Company only to a person, firm, corporation or other entity which may become a successor in interest (by purchase, merger or otherwise) to the Company. The Company shall require any such successor to assume and expressly agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

6. Binding Effect/Severability. Employee confirms that he has received independent legal advice with respect to his entry into this Agreement. Subject to Section 5, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and enforceable to the fullest extent permitted by law.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

8. Counterparts. This Agreement may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          EMPLOYEE

                                          /s/Brad Hollinger
                                          Brad E. Hollinger


                                          BALANCED CARE CORPORATION

                                          By:/s/David Goldsmith
                                                David Goldsmith
                                                Chairman,
                                                Compensation
                                                Committee
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                                   SCHEDULE 1

TO:      BALANCED CARE CORPORATION AND ITS SUBSIDIARY AND AFFILIATED
         CORPORATIONS

AND TO:  THE DIRECTORS THEREOF


      I hereby resign as CEO and Chairman (and as director and any other office I hold) of Balanced Care Corporation and its subsidiary and affiliated corporations, with effect as of November 19, 2001.

DATED at Mechanicsburg, Pennsylvania this 15th day of November 2001.

                                    /s/Brad E. Hollinger
                                    Brad E. Hollinger
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                                   SCHEDULE 2

                                     RELEASE

FROM: Brad E. Hollinger (the "Releasor")

TO: Balanced Care Corporation, Paul and Barry Reichmann and their families, and all of their respective affiliates, associates, parents, subsidiaries and related organizations and their respective directors, officers, employees and agents (collectively, "BCC")

1.   In consideration of the terms of a Separation Agreement dated November,
     2001 and other good and valuable consideration (the receipt and sufficiency of which consideration are hereby acknowledged), the Releasor hereby remises, releases and forever discharges BCC of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, contracts, liens, claims and demands whatsoever which against BCC (or any of them) the Releasor now has, ever had or hereafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing to the present time, and particularly and without limiting the generality of the foregoing, of and from all claims and demands of every nature and kind in any way related to or arising from an action arising from the Releasor's employment with BCC, any employment agreement with BCC, the termination of such employment or any employment agreement, or any and all claims or alleged entitlements that the Releasor may have in contract, tort or otherwise, including damages, salary, remuneration, commission, vacation pay, overtime pay, termination pay, severance pay, notice of termination, profit-sharing, employee stock options or other equity arrangements, bonus, proceeds of any insurance or disability plans, or any other employment benefit or fringe benefit of any kind whatsoever, except as specifically described in the Separation Agreement.
2. The Releasor acknowledges that the consideration referred to in paragraph 1 above is as a result of settlement discussions (which discussions shall remain privileged unless waived by all of the parties), and further any payment to the Releasor is made for the purposes of fully and finally settling and compromising all possible claims that the Releasor might have against BCC (or any of them). The Releasor covenants and agrees not to initiate any complaint or claim under federal, state or local laws, regulations or requirements, the Age Discrimination in Employment Act, the Americans With
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     Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical
     Leave Act, and any rights and claims relating to discrimination, workers' compensation, unemployment, wrongful employment practices or any other matter relating to the Releasor's employment. In the event that the
     Releasor hereafter makes any claim or demand or commence or threaten to commence any action, claim or proceeding or to make any complaint against BCC (or any of them) in this respect, this Release may be raised as an estoppel and complete bar to any such action, claim or proceeding.
3. The Releasor confirms that, except for the payment of accrued vacation as set forth in the Separation Agreement, and the payment of his regularly scheduled salary for the period up to and including November 19, 2001, he has been paid all amounts owed or owing to him pursuant to his employment with Balanced Care Corporation to the date of this Release and that he has no further entitlement with respect to salary, benefits, expenses, bonus, incentive pay, vacation pay or other compensation. The Releasor confirms that, by virtue of the consideration received by him, he has received a higher remuneration in money and a greater right or benefit than the requirements imposed by any employment standard.
4. The Releasor agrees not to make or cause to be initiated any claims (expressly including any cross-claim, counterclaim, third party action or application) against any other person or corporation who might claim contribution or indemnity against the persons or corporations discharged by this Release.
5. BCC and its past, present and future officers, employees, agents, attorneys and shareholders release Releasor, his heirs, successors and assigns of and from any and all claims based on any actions taken by Releasor during his employment with BCC, with the exception of any criminal conduct on his part.
6. The Releasor confirms that the terms and contents of this Release, the consideration referred to in paragraph 1 above, the contents of the negotiations and discussions resulting in this Release, and the issues resolved by this Release shall all remain confidential and shall not be disclosed except to the extent required by law, or except to the extent disclosure is to the Releasor's immediate family or his legal or professional advisors, or except as otherwise agreed to in writing by BCC.
7.   This Release shall be binding upon the Releasor and his heirs, executors and administrators and shall enure to your benefit and to the benefit of all of your
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     respective heirs, executors, administrators, successors and assigns.
8. The Releasor acknowledges having had an opportunity to review this Release and to obtain independent legal advice and that he is signing the Release without duress and with full understanding of its contents. The Releasor confirms that no other promises or representations of any kind have been made to cause the Releasor to sign this Release.
9. If any provision contained in this Release is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.
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SIGNED, SEALED and DELIVERED this 19th day of November, 2001.


/s/Deborah Myers Welsh                    /s/Brad E. Hollinger
Witness                                   Brad E. Hollinger



                                          Balanced Care Corporation

/s/Robin L. Barber                        /s/David L. Goldsmith

Witness                                   David L. Goldsmith